Reading International Announces Record 2003 EBITDA(1)

* EBITDA(1) Was Up 189.0% for the 2003 Year Versus 2002, at $10.2 Million

* Eighth Consecutive Quarter of Positive EBITDA(1)

LOS ANGELES, March 15 /PRNewswire-FirstCall/ — Reading International, Inc. (Amex: RDI.A, RDI.B) announced today record EBITDA(1) of $10.2 million, for the year ended December 31, 2003 and the eighth consecutive quarter of positive EBITDA(1) for the fourth quarter ended on the same date.

Fourth Quarter 2003 Highlights

*	Revenue at $24.8 million, increased 7.8% compared to Q4 2002

*	Total revenue per screen at $106,461, increased 14.1% compared to Q4 2002

*	Eighth consecutive quarter of positive EBITDA(1), at $2.8 million up from $0.2 million in Q4 2002

Fourth Quarter 2003 Discussion

Revenue rose 7.8% to $24.8 million from $23.0 million in the 2002-quarter, assisted by currency effects and despite closing 3 cinemas with 10 screens since the end of the 2002-quarter. The quarter’s strong box office performers were “Lord of the Rings: The Return of the King,” “The Matrix — Revolutions,” “Elf” and “Scary Movie 3.”

Revenue per screen of $106,461 increased from $93,270 in the 2002-quarter, driven by strong per-screen attendance increases in the New Zealand and Puerto Rico cinemas. In Australia, overall attendances were down primarily due to competitive pressure against one of our Melbourne cinemas. Additional pressure on Australian revenues came from reduced screen advertising income driven by the near bankruptcy of the main screen advertising provider. In the US, overall attendances were down, due to the above mentioned cinema closures in 2003 and our inability to show several first-line movies in the US as a result of our on-going antitrust dispute with several major distributors.

During the quarter we made progress with two projects that will be significant to our operational success over the medium to long term, namely:

*	We negotiated, and signed during the first quarter of 2004, definitive Heads of Agreement for two new 8-screen cinemas that are being developed in Australia; and

*	We received “major activity center” designation for our 50-acre site in Burwood, a suburb of Melbourne, Australia. This designation has enabled us to re-evaluate the master planning for that site, in light of the increased flexibility and increased density of development that may be permitted because of the property receiving such a designation.

We achieved our eighth consecutive quarter of positive EBITDA(1), since the close of our consolidation transaction at the end of 2001. At $2.8 million, EBITDA(1) was significantly higher than the $0.2 million generated in the 2002-quarter.

Cinema/real estate operating expense grew at 1.2%, a rate lower than revenue growth, to $19.4 million from $19.2 million in the 2002-quarter. This expense growth containment was achieved as a result of increased focus on individual cinema expense levels and despite adverse currency pressure and increased 2003-quarter legal expenses of approximately $0.2 million relating to our above-mentioned antitrust dispute.

Depreciation and amortization expense grew $1.3 million or 40.9%, from $3.2 million to $4.5 million for the 2003-quarter. This increase was primarily due to the accelerated write-off of $0.9 million of the $5.0 million option we paid in 2000, to acquire certain cinema and real estate assets in New York. As two of the effected assets have now been sold, the option fee held on our books has now been adjusted to reflect those transactions. In addition, the re-evaluation of the effective useful lives of our Australian assets accounted for a further $0.3 million.

General and administrative expense increased by $0.1 million mainly due to initial costs associated with our implementation of the Sarbanes-Oxley Act requirements.

The other significant drivers for the quarter, included in “other (income)” were a $0.4 million insurance refund for prior year claims and $0.2 million of increased equity earnings from affiliates in Australia.

As a result of the above, we reported a $2.8 million net loss for the 2003-quarter compared to a $4.1 million loss in the 2002-quarter. Once again, the continued strength of our EBITDA(1) at $2.8 million was the principal achievement for the quarter.

Twelve Month 2003 Summary

*	Revenue increased by 8.4% to $93.7 million compared to $86.5 in the 2002 twelve months, as compared to an increase in operating expenses of only 5.8%. This favorable ratio was achieved despite the litigation costs relating to our trade practice related dispute with several major distributors, of approximately $1.1 million in 2003 compared to $0.2 million in 2002.

*	Total revenue per screen increased to $402,606 from $359,552 in the 2002 twelve months.

*	Depreciation and amortization grew to $12.0 million from $8.7 million in the 2002 twelve months, driven by the option fee write-down discussed above and the Australian asset useful life re-evaluation.

*	General and administrative expense dropped to $13.5 million from $14.2 million in the 2002 twelve months. This was achieved as a result of ongoing corporate savings and the $0.5 million reimbursement of attorney’s fees relating to our settlement of trade practice related litigation in Australia and despite adverse currency pressure.

*	Other income grew to $3.8 million as compared to $1.3 million in the 2002 twelve months, primarily due to the one-time gain on settlement of trade practice related litigation in Australia.

*	The income tax provision in 2003 did not benefit from a $0.9 million federal tax refund received in the 2002 twelve months.

*	As a result, net loss narrowed to $5.9 million, or $0.27 per share, from a loss of $8.0 million, or $0.36 per share in the twelve months of 2002.

*	EBITDA(1) for the twelve months of 2003 at $10.2 million was significantly higher than the $3.5 million for the same period of 2002.

Driven by currency increases of $23.4 million attributable to the strengthening Australian and New Zealand dollars, total assets at December 31, 2003 were $222.9 million compared to $182.8 million at December 31, 2002. The currency exchange rates for Australia and New Zealand as of December 31, 2003 were $0.7520 and $0.6557, respectively, and as of December 31, 2002, these rates were $0.5625 and $0.5239, respectively. Also driving our asset increase was the Promissory Note for $13.0 million received as payment for the sale of the Sutton property. A corresponding $13.0 million Note Payable is recorded in our long-term notes payable as we have granted Sutton Hill Capital a security interest in the above Promissory Note. Cash and cash equivalents were higher at $21.7 million compared to $19.3 million at the 2002 year-end. Working capital, which in our industry normally runs negative, grew to $0.8 million as compared to $0.1 million at December 31, 2002.

The resulting stockholders’ equity was $108.5 million at December 31, 2003.

Russell 3000(R) Index

On July 1, 2003 Reading International, Inc. joined the Russell 3000(R) Index. Annual reconstitution of the Russell indexes captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization to create the Russell 3000(R). The largest 1,000 companies in the ranking comprise the Russell 1000(R) Index while the remaining 2,000 companies become the widely used Russell 2000(R) Index. Based on these criteria, Reading International now forms part of the Russell 2000(R) Index.

About Reading International, Inc.

Reading International is in the business of owning and operating cinemas and live theaters and developing, owning and operating real estate assets. Our business consists primarily of:

*	the development, ownership and operation of cinemas in the United States, Australia, New Zealand, and Puerto Rico;

*	the ownership and operation of “Off Broadway” style live theaters in Manhattan and Chicago; and

*	the development, ownership and operation of commercial real estate in Australia, New Zealand and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand.

Reading manages its worldwide cinema business under various different brands:

*	in the United States, under the Reading, Angelika Film Center (go to: http://angelikafilmcenter.com/) and City Cinemas brands;

*	in Australia, under the Reading brand (go to: http://www.readingcinemas.com.au/);

*	in New Zealand, under the Reading (go to: http://courtenaycentral.co.nz/index.php) and Berkeley Cinemas (go to: http://www.berkeleycinemas.co.nz/) brands; and

*	in Puerto Rico, under the CineVista brand.

Statements in this release about the Company’s future financial performance, customer relationships, initiatives to develop new ETRC’s and cinemas and the market potential for entertainment services are forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could impact Reading International’s future results include changes in demand and market growth rates, the availability of film and live theater product, the effect of competition, pricing pressures, exchange rate fluctuations and the viability and market acceptance of new developments. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. More information about Reading International’s risks is available in the Company’s annual report on Form 10-K and other filings made from time to time with the Securities and Exchange Commission.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer Reading International, Inc. (213) 235 2240

(1)	The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization. EBITDA is presented solely as a supplemental disclosure as management believes it to be a relevant and useful measure to compare operating results among its properties and competitors, as well as a measurement tool for evaluation of operating personnel. EBITDA is not a measure of financial performance under the promulgations of generally accepted accounting principles (“GAAP”). EBITDA should not be considered in isolation from, or as a substitute for, net loss, operating loss or cash flows from operations determined in accordance with GAAP. Finally, EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure for comparing performance amongst different companies. See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

Reading International, Inc. and Subsidiaries Supplemental Data
Reconciliation of EBITDA(1) to Net Loss (Unaudited) (dollars in thousands, except per share amounts)

Statements of Operations	Three Months Ended December 31,		Twelve Months Ended December 31,

	2003	2002	2003	2002

Revenue	$ 24,828	$ 23,041	$ 93,739	$ 86,486
Operating expense
Cinema/real estate	19,413	19,182	73,574	69,537
Depreciation and
amortization	4,486	3,183	12,003	8,705
General and administrative	3,578	3,540	13,502	14,221

Operating loss	(2,649)	(2,864)	(5,340)	(5,977)
Interest expense, net	1,034	673	3,423	2,776
Other income	(1,034)	(81)	(3,795)	(1,266)
Income tax provision	104	377	711	6
Minority interest	71	225	249	461

Net loss	$ (2,824)	$ (4,058)	$ (5,928)	$ (7,954)

Basic and diluted loss
per share	$ (0.13)	$ (0.18)	$ (0.27)	$ (0.36)

EBITDA*(1)	$ 2,800	$ 175	$ 10,209	$ 3,533

EBITDA(1) change	+ $2,625		+ $6,676

*	EBITDA(1) presented above is net loss adjusted for interest expense (net of interest income), income tax benefit, and depreciation and amortization expense. Reconciliation of EBITDA(1) to the net loss is presented below:

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2003	2002	2003	2002

Net loss	$(2,824)	$(4,058)	$(5,928)	$(7,954)
Less: Interest expense,
net	1,034	673	3,423	2,776
Income tax provision	104	377	711	6
Depreciation and
amortization	4,486	3,183	12,003	8,705

EBITDA(1)	$ 2,800	$ 175	$ 10,209	$ 3,533

Reading International, Inc. and Subsidiaries Consolidated Statements of Operations for the Three Years Ended December 31, 2003 (dollars in thousands, except per share amounts)
	Year Ended December 31,

	2003	2002	2001

Operating revenue
Theater	$ 85,763	$ 79,911	$ 20,045
Real estate	7,976	6,489	3,617
Other	—	86	82

	93,739	86,486	23,744

Operating expense
Theater	68,572	65,493	16,532
Real estate	5,002	4,044	1,304
General and administrative	13,502	14,221	7,246
Depreciation and amortization	12,003	8,705	2,044

	99,079	92,463	27,126

Operating loss	(5,340)	(5,977)	(3,382)
Non-operating income (expense)
Interest income	808	512	561
Interest expense	(4,231)	(3,288)	(1,500)
Equity earnings of affiliates	588	211	—
Earnings from investment advances
to Agricultural Partnerships	—	1,110	199
Gain (loss) on marketable securities	235	—	(852)
Gain on sale of assets	148	—	—
Dividends on Reading Preferred Stock	—	—	455
Equity earnings of Angelika Film
Center LLC	—	—	124
Other income (expense)	2,824	(55)	46

Loss before minority interest and
income taxes	(4,968)	(7,487)	(4,349)
Minority interest	(249)	(461)	(15)

Loss before taxes	(5,217)	(7,948)	(4,364)
Income tax expense	711	6	208

Net loss	$ (5,928)	$ (7,954)	$ (4,572)

Basic and diluted loss per share	$ (0.27)	$ (0.36)	$ (0.21)
Weighted average number of shares
outstanding	21,860,222	21,821,236	9,980,946

Reading International, Inc. and Subsidiaries Consolidated Balance Sheets as of December 31, 2003 and 2002 (dollars in thousands)
	December 31,
	2003	2002

ASSETS
Cash and cash equivalents	$ 21,735	$ 19,286
Receivables	4,787	3,765
Inventory	518	452
Investment in marketable securities	85	1,016
Restricted cash	456	341
Prepaid and other current assets	2,612	2,529
Deferred income tax assets, net	—	1,008

Total current assets	30,193	28,397
Rental property, net	7,916	8,438
Property & equipment, net	122,546	101,481
Property held for development	24,364	19,745
Investment in Joint Ventures	3,407	1,120
Note receivable	13,000	—
Capitalized leasing costs	411	544
Goodwill, net	5,090	5,021
Intangible assets, net	12,248	14,381
Other noncurrent assets	3,691	3,645

Total assets	$ 222,866	$ 182,772

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued liabilities	$ 13,222	$ 13,183
Film rent payable	4,489	4,092
Notes payable - current portion	1,930	2,119
Income taxes payable	7,046	7,435
Deferred current revenue	1,561	1,150
Other current liabilities	1,148	294

Total current liabilities	29,396	28,273
Note payable — long-term portion	69,215	48,121
Deferred noncurrent revenue	1,143	659
Other noncurrent liabilities	10,133	9,517

Total liabilities	109,887	86,570

Commitments and contingencies
Minority interest in consolidated affiliate	4,488	4,937
Stockholders’ equity:
Class A Nonvoting Common Stock, par value
$0.01, 100,000,000 shares authorized,
33,858,310 issued and 19,866,876
outstanding at December 31,
2003 and 33,858,310 issued and
20,484,813 outstanding
at December 31, 2002	199	205
Class B Voting Common stock, par value $0.01,
20,000,000 shares authorized, 2,032,414 issued
and outstanding at December 31, 2003 and 1,989,589
issued and 1,336,334 outstanding at
December 31, 2002	20	13
Nonvoting Preferred Stock, par value $0.01,
12,000 shares authorized	—	—
Additional paid-in capital	123,516	123,517
Accumulated deficit	(46,440)	(40,512)
Accumulated other comprehensive income	31,196	8,042

Total stockholders’ equity	108,491	91,265

Total liabilities and stockholders’
equity	$ 222,866	$ 182,772

SOURCE Reading International, Inc.
-0- 03/15/2004
/CONTACT: Andrzej Matyczynski, Chief Financial Officer of Reading International, Inc., +1-213-235 2240/
/Photo: NewsCom: http://www.newscom.com/cgi-bin/prnh/20030403/LATH058LOGO AP Archive: http://photoarchive.ap.org PRN Photo Desk, photodesk@prnewswire.com /
/Web site: http://www.berkeleycinemas.co.nz/
/Web site: http://courtenaycentral.co.nz/index.php/
/Web site: http://www.readingcinemas.com.au/
/Web site: http://www.angelikafilmcenter.com/
(RDIA RDIB)

CO: Reading International, Inc. ST: California IN: FIN RLT SU: ERN